Exhibit 99.1
News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2011 THIRD QUARTER RESULTS

- - Sales of $207.9 million:  up 20.7%
- - Diluted Earnings per Share of $0.55:  up 53%
- - Credit Facility increase to $200 million from $150 million approved by bank

Houston, TX, -- October 26, 2011 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $8.3 million for the third quarter ended September 30, 2011 with diluted earnings per share of $0.55 compared to net income of $5.3 million and diluted earnings per share of $0.36 for the third quarter of 2010.  Sales increased $35.6 million, or 20.7%, to approximately $207.9 million from $172.2 million for the same period in 2010.  After excluding the $6.0 million of sales of D&F, acquired on December 1, 2010, sales for the third quarter of 2011 increased 17.2% over the same period in 2010.

Net income for the nine months ended September 30, 2011 was $22.2 million, with diluted earnings per share of $1.47 compared to net income of $13.5 million and diluted earnings per share of $0.93 for the first nine months of 2010.  Sales for the nine months ended September 30, 2011 increased $102.1 million, or 21.0% to approximately $588.6 million from $486.5 million for the same period in 2010.  After excluding the effect of acquisitions, sales for the first nine months of 2011 increased $70.7 million, or 14.5%, from the first nine months of 2010.

Net income for the third quarter sequentially increased 8.7% from $7.6 million in the second quarter to $8.3 million in the third quarter of 2011.  Likewise, sales sequentially increased 5.1% from $197.7 million in the second quarter to $207.9 million in the third quarter of 2011.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to report a strong third quarter as our sales strategies, operational excellence program and our expert DXPeople continue to take market share.  Most of our customers and the markets we serve continue to show improvement, especially oil and gas.  DXP continues to expand organically and pursue promising acquisition opportunities.  We are very pleased to welcome our newest acquisition, Kenneth Crosby, to our DXP family.  They have great people and are an excellent strategic fit, complementing both our existing DXP Supply Chain Service and Service Center businesses.  KC accelerates our growth in the Northeast U.S. and provides strong free cash flow and will be accretive to earnings immediately.  Our outlook for the remainder of 2011 and 2012 remains positive."

Mac McConnell, Senior Vice President and CFO, added, “As of September 30, 2011 our bank leverage ratio was down to 1.67 and approximately $51.6 million was available to be borrowed under our credit facility.  Our bank has approved a $50 million increase in our credit facility, from $150 million to $200 million.   DXP's Board of Directors authorized the repurchase of up to 200,000 shares of DXP's common stock.  Under the authorization, the Company from time to time, over the next 24 months, would repurchase shares in the open market or through privately negotiated transactions depending on market conditions and other relevant factors.  The primary purpose of the share repurchase plan is to offset potential dilution from shares issued under DXP's Restricted Stock Plan."

We will host a conference call regarding 2011 third quarter results to be web cast live on the Company’s website (www.dxpe.com) today at 5:00 P.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

#

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales	$ 207,855	$ 172,249	$ 588,617	$ 486,533
Cost of sales	148,384	123,360	419,454	347,786
Gross profit	59,471	48,889	169,163	138,747
Selling, general and administrative expense	45,035	38,731	129,554	112,713
Operating income	14,436	10,158	39,609	26,034
Other income	4	29	40	243
Interest expense	(760)	(1,425)	(2,805)	(4,023)
Income before income taxes	13,680	8,762	36,844	22,254
Provision for income taxes	5,406	3,417	14,617	8,733
Net income	8,274	5,345	22,227	13,521
Preferred stock dividend	(23)	(23)	(68)	(68)
Net income attributable to common shareholders	$ 8,251	$ 5,322	$ 22,159	$ 13,453

Basic income per share	$ 0.58	$ 0.38	$ 1.55	$ 0.98
Weighted average common shares outstanding	14,315	14,023	14,307	13,710
Diluted income per share	$ 0.55	$ 0.36	$ 1.47	$ 0.93
Weighted average common and common equivalent shares outstanding	15,155	15,056	15,147	14,764

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**; a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Income before income taxes	$ 13,680	$ 8,762	$ 36,844	$ 22,254
Plus interest expense	760	1,425	2,805	4,023
Plus depreciation and amortization	2,578	2,417	7,520	7,121
EBITDA	$ 17,018	$ 12,604	$ 47,169	$ 33,398
**EBITDA – earnings before interest, taxes, depreciation and amortization.

Financial information relating the Company’s segments is as follows for the periods indicated (in thousands):

SEGMENT INFORMATION
	Three Months Ended September 30,				Nine Months Ended September 30,
	Service Centers	Innovative Pumping Solutions	Supply Chain Services	Total	Service Centers	Innovative Pumping Solutions	Supply Chain Services	Total
2011
Sales	$ 141,817	$ 31,342	$34,696	$ 207,855	$412,871	$ 69,841	$105,905	$ 588,617
Operating income for reportable segments	15,866	4,812	2,024	22,702	47,987	10,755	6,074	64,816
2010
Sales	$ 117,739	$ 22,574	$31,936	$ 172,249	$338,124	$ 53,596	$ 94,813	$ 486,533
Operating income for reportable segments	13,538	2,368	1,828	17,734	37,078	7,147	5,370	49,595